Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Form 10-KSB of Dirt Motor Sports, Inc. of our report dated March 28, 2007 related to the consolidated financial statements which appear in Dirt Motor Sports, Inc.’s Form 10-KSB for the years ended December 31, 2006 and 2005.
/s/ Murrell, Hall, McIntosh & Co., PLLP
Oklahoma City, Oklahoma
March 29, 2007